                                                                    EXHIBIT 10.1

                             [ALLERGAN LETTERHEAD]

Francis R. Tunney, Jr.
Corporate Vice President,
General Counsel
and Secretary


October 23, 1998

Allergan Specialty Therapeutics, Inc.
2525 Dupont Drive
Irvine, CA 92612
Facsimile: (714) 246-4774
Attention: President and Chief Executive Officer

Dear Mr. Shepherd:

Reference is made to that certain Research and Development Agreement dated March 6, 1998 (the "R&D Agreement") by and between Allergan, Inc. ("Allergan") and Allergan Specialty Therapeutics, Inc. ("ASTI"), and that certain Collaboration Agreement dated July 22, 1998 (the "Collaboration Agreement") by and between Allergan and Warner-Lambert Company ("Warner-Lambert"). Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings given such terms in the R&D Agreement.

Allergan and ASTI hereby agree as follows:

1. All payments received by Allergan from Warner-Lambert pursuant to Sections 6.1, 6.2, 6.3 and 6.4 of the Collaboration Agreement shall be deemed to constitute Specialty Royalty Payments for purposes of the R&D Agreement, and Allergan shall make Pre-Selection Product Payments to ASTI with respect to such Specialty Royalty Payments pursuant to Section 7.4(b) of the R&D Agreement.

2. Subject to paragraph 3 below, ASTI shall use all Pre-Selection Product Payments paid by Allergan to ASTI pursuant to the foregoing paragraph 1 that derive from Sections 6.1, 6.1, or 6.3 of the Collaboration Agreement solely to fund Research and Development Costs or to make Technology Fee payments under the R&D Agreement. Without limiting the foregoing, in no event shall ASTI use any portion of such Pre-Selection Product Payments for any dividend or other distribution to ASTI stockholders. Any Pre-Selection Product Payments paid by Allergan to ASTI and deriving from Section 6.4 of the Collaboration Agreement shall not be subject to the restriction referenced in this paragraph 2.

3. If Allergan does not exercise its right to purchase all of the outstanding shares of ASTI by the Purchase Option Expiration Time (as that term is defined in ASTI's Restated

Allergan Specialty Therapeutics, Inc.
October 15, 1998
Page 2


Certificate of Incorporation) then the restriction referenced in paragraph 2 above on the use of Pre-Selection Product Payments paid by Allergan to ASTI pursuant to paragraph 1 above shall lapse.

4. ASTI and Allergan acknowledge that this letter agreement shall apply only to the payments received by Allergan from Warner-Lambert pursuant to the Collaboration Agreement, and this letter agreement shall not be used as an aid in interpreting the R&D Agreement other than as the R&D Agreement relates to the Collaboration Agreement.

Except as specifically modified by this letter agreement, the terms and conditions of the R&D Agreement shall remain in full force and effect. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please sign and date this letter agreement in the space provided below and return it to me.

                                        Sincerely,

                                        ALLERGAN, INC.


                                        By: /s/ FRANCIS R. TUNNEY, JR.
                                            ---------------------------------
                                            Francis R. Tunney, Jr.
                                            Corporate Vice President,
                                            General Counsel and
                                            Secretary


Agreed to and accepted this 2nd day of November, 1998

ALLERGAN SPECIALTY THERAPEUTICS, INC.

By: /s/ WILLIAM C. SHEPHERD
    ------------------------------------------
    William C. Shepherd
    President and Chief Executive Officer